Exhibit 99.1

KROGER ANNOUNCES EXECUTIVE CHANGES

CINCINNATI, Ohio, June 25, 2009 — The Kroger Co. (NYSE: KR) today announced President and Chief Operating Officer Don McGeorge’s decision to retire and the election by Kroger’s Board of Directors of W. Rodney McMullen as President and Chief Operating Officer of the Company.

“Don is a rare executive who combines strong strategic and merchandising skills with a deep respect for his fellow associates,” said David B. Dillon, Kroger’s Chairman and Chief Executive Officer.

Mr. McGeorge, 55, began his distinguished 32-year career with Kroger as a store co-manager in Louisville.  He went on to serve as President of Kroger’s Michigan and Columbus Divisions and was later named Executive Vice President, responsible for all sales and merchandising, before being elected to his current role in 2003.

During his career, Mr. McGeorge spearheaded the development of Kroger’s three-tier corporate brands strategy and was an integral part of the team that led the centralization of procurement, merchandising and category management to leverage Kroger’s economies of scale.

Both Mr. McGeorge and Mr. McMullen have been part of the leadership team that has helped create Kroger’s success, Mr. Dillon said.  In order to facilitate a smooth transition, Mr. McGeorge will work closely with Kroger until late in the year.  He has been elected Special Advisor to the CEO and will remain on Kroger’s Board of Directors during that time.

Mr. McMullen will assume the responsibilities of President and Chief Operating Officer on August 1, 2009.  He was elected to his current role as Vice Chairman in 2003.

“Rodney has played a key role in developing Kroger’s Customer 1st and Associate 1st strategies,” Mr. Dillon said. “We look forward to his insightful leadership of Kroger’s diverse operations as he assumes his new role.”

Mr. McMullen joined Kroger in 1978 as a part-time store clerk.  He has since held positions of increasing responsibility, including Corporate Controller, Chief Financial Officer and Executive Vice President of Strategy, Planning and Finance.  In his current role, Mr. McMullen’s responsibilities include strategic initiatives, business planning, customer research, finance, corporate technology, real estate, logistics, fuel initiatives and the Company’s convenience and jewelry stores.

“I consider it a privilege to work with the great team of associates we have in all areas of our Company.  I appreciate Don’s support as we make this transition and I look forward to working with Dave and our entire team as we build on Kroger’s success,” said Mr. McMullen, 48.

Kroger, one of the nation’s largest retail grocery chains, employs more than 326,000 associates who serve customers in 2,475 supermarkets and multi-department stores in 31 states. Kroger operates stores under two dozen local banner names including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market.  In

addition, Kroger associates serve customers in 764 convenience stores, 387 fine jewelry stores and 798 supermarket fuel centers the Company operates.  Kroger also operates 40 food processing plants in the U.S.  Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves.  For more information about the Company, please visit www.kroger.com.

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Kroger Contacts:

Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969